                        PURCHASE MONEY PROMISSORY NOTE
                                   ("Note")

$5,927,164.65
                                                                Orlando, Florida
                                                                 August 15, 2001

     THE UNDERSIGNED, ("Maker"), promises to pay to the order of M & J WILKOW, LTD., as agent for THE VILLAS AT MONTEREY LIMITED PARTNERSHIP, a Florida limited partnership, and TANGO BAY OF ORLANDO, LC, a Florida limited liability corporation (collectively the "Payee"), whose mailing address is c/o M & J Wilkow, Ltd., 180 North Michigan Avenue, Chicago, Illinois 60601, Attention:
Marc Wilkow, the principal sum of FIVE MILLION NINE HUNDRED TWENTY SEVEN THOUSAND ONE HUNDRED SIXTY FOUR and 65/100 DOLLARS ($5,927,164.65), or so much thereof as may be outstanding from time to time, together with interest thereon at the rate of eight percent (8%) per annum from the date hereof to, until and including the date that the indebtedness owing by the Maker to the Payee hereunder shall have been paid in full.

     1.    Payments.
           --------

           (a) Accrued Interest hereunder shall be paid on a quarterly basis with the first such interest payment to be made on September 30, 2001, and thereafter on the same date in each succeeding third month until "Maturity" (as hereinafter defined). Principal shall be paid in the following amounts on the following dates:

     Date:                             Amount:
     ----                              ------
     January 2, 2002                   $1,223,000.00
     July 1, 2002                      $  814,000.00
     January 2, 2003                   $1,223,000.00
     July 1, 2003                      $  681,000.00
     January 2, 2004                   $1,022,000.00
     July 1, 2004 ("Maturity")         The balance of any unpaid principal.

          (b) So long as no Event of Default under this Note or the "Mortgage" (as defined hereinbelow) shall then exist, the Maker shall have the option to extend the time for making the first principal payment hereunder to no later than June 30, 2002, by providing written notice of the exercise of such option to extend such payment date, which written notice must be provided by Maker to the Payee no later than December 1, 2001. In the event such option is not properly exercised by the delivery of such written notice by Maker to Payee on or before December 1, 2001, then such option shall terminate and be of no further force or effect. If such option is timely and properly exercised each subsequent principal payment date shall be extended by an amount of time equal to the time after January 2, 2002, to and until the date on which the first principal payment was actually made by Maker to Payee.

     Buildings, as defined in the "Mortgage" (as defined hereinbelow), shall be released from the lien of the Mortgage upon the payment of the principal amount(s) as described in Section 29 of the Mortgage.

     2. Default Rate. After the Maturity Date or upon and after any default (not
        ------------
cured within the applicable cure period, if any) hereunder or under the Mortgage, whichever shall first occur, this Note shall bear interest at a rate which is equal to the maximum allowable rate permitted by law from the date of such default or Maturity until paid in full.

     3. Prepayment. The Maker shall have the privilege of prepaying this Note in
        ----------
part or in full, without premium or penalty, at any time or times.

     4. Application of Payment. All payments made on the indebtedness evidenced
        ----------------------
by this Note shall be applied first, to the payment or reimbursement of any and all costs, expenses or other amounts which may have been paid or incurred by the Payee under the Mortgage or this Note, then to payment of accrued interest, and last to payment of principal.

     5. Place and Manner of Payment. All payments of interest and principal are
        ---------------------------
payable at the office of Payee, or at such other place as the holder may designate in writing, in immediately available funds, in lawful money of the United States of America.

     6. Event of Default. Maker shall be in default under this Note upon Maker's
        ----------------
failure to make any scheduled payment of principal or interest due hereunder or under the Mortgage within ten (10) days following the due date thereof without notice or demand. With respect to any other sums due hereunder or under the Mortgage, Maker shall be in default under this Note upon Maker's failure to make any such payment within any applicable curative period provided hereunder or under the Mortgage (or if no such curative period is expressly provided, within ten (10) days after written notice thereof). Maker shall also be in default under this Note upon the occurrence of any other uncured Event of Default under the Mortgage (the foregoing, collectively, an "Event of Default").

     7. Remedies after Default. At the option of Payee, all or any part of the
        ----------------------
principal and accured interest on the Note, and all other obligations of the Maker to the Payee shall become immediately due and payable in full without additional notice or demand, upon the occurrence of an uncured Event of Default or at any time thereafter. Payee may exercise all rights and remedies provided by law, equity, in this Note, in the Mortgage, or any other Loan Document or any other obligation of the Maker to the Payee. All rights and remedies as set forth in the Loan Documents are cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of Payee, and may be exercised as often as occasion therefore shall arise. Such remedies are not exclusive, and Payee is entitled to all remedies provided at law or equity, whether or not expressly set forth herein. No act, or omission or commission or waiver of Payee, including specifically any failure to exercise any right, remedy or recourse, shall be effective unless set forth in a written document executed by Payee and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any subsequent event.

     8. Collection Expenses. All parties liable for the payment of the Note
        -------------------
agree to pay the Payee all costs and expenses incurred by the Payee, whether or not an action be brought, in collecting the sums due under the Note, enforcing the performance and/or protecting its rights under the Mortgage or the other Loan Documents and in realizing on any of the security for the Note. Such costs and expenses shall include, but are not limited to, filing fees, costs of publication, deposition fees, stenographer fees, witness fees and other court and related costs.

     9.  Attorneys' Fees. All parties liable for the payment of the Note agree
         ---------------
to pay the Payee reasonable attorneys' fees incurred by the Payee, whether or not an action be brought, in collecting the sums due under the Note, enforcing the performance and/or protecting its rights under the Mortgage or the other Loan Documents and in realizing on any of the security for the Note. Such reasonable attorneys' fees shall include, but not be limited to, fees for attorneys, paralegals, legal assistants, and expenses incurred in mediation, any and all judicial, bankruptcy, reorganization, administrative, receivership, or other proceedings affecting creditor's rights and involving a claim under the Note, the Mortgage, or any Loan Document, which such proceedings may arise before or after entry of a final judgment. Such fees shall be paid regardless whether suit is brought and shall include all fees incurred by Payee before, during or after trial and upon any appellate levels and including bankruptcy court.

     10. Waiver and Consent. By the making or guaranty, if any, of this Note,
         ------------------
and each guarantor, if any, waive protest, presentment for payment, notice of dishonor, notice of intent to accelerate and notice of acceleration.

     11. Usury Limitation. Notwithstanding any provision of this Note and/or the
         ----------------
Mortgage, or any other Loan Documents, or any other instrument securing payment of this Note to the contrary, it is the intent of the undersigned Maker and Payee that the Payee shall never be entitled to receive, collect or apply as interest on principal of the indebtedness any amount in excess of the maximum rate of interest permitted to be charged by applicable law; and in the event Payee ever receives, collects, or applies as interest any such excess, such amount which should be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the principal of the indebtedness secured hereby is paid in full, any remaining excess funds shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the indebtedness so that the interest rate is uniform throughout the entire term of the indebtedness; provided that if the indebtedness is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the maximum lawful rate, Payee shall refund to Maker the amount of such excess or credit the amount of such excess against the principal portion of the indebtedness, and in such event, Payee shall not be subject to any penalties provided by any laws for contracting for, charging, or receiving interest in excess of the maximum lawful rate. In no contingency or event whatsoever shall the amount paid or agreed to be paid to Payee for the use, forbearance or detention of the indebtedness collateralized hereby exceed the maximum amount permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or any provision of any instrument securing the primary obligation at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by applicable law, then, ipso facto, the obligation to be fulfilled
                                    ----------
shall be reduced to the limit of such validity. This provision shall control every other provision of this Note, the Mortgage or any other Loan Document.

     12. Mortgage and other Loan Documents. This Note is secured by a Purchase
         ---------------------------------
Money Mortgage and Security Agreement of even date herewith (the "Mortgage") upon real and personal property located in Orange County, Florida. Any Event of Default occurring under the Mortgage or any other document, instrument or agreement evidencing or securing the loan (collectively the "Loan Documents") shall constitute an Event of Default hereunder.

     13. Choice of Law and Venue. This Note shall be governed by the Laws of the
         -----------------------
State of Florida, and the United States of America, whichever the context may require or permit. The Maker and all guarantor, if any, to this obligation expressly agree that proper venue permitted by law shall be Orange County, Florida. Should Payee institute any action under this Note, the Maker and all guarantors, if any, hereby submit themselves to the jurisdiction of any court sitting in Florida.

     14. Severability. If any provision of this Note shall be held unenforceable
         ------------
or void, then such provision shall be deemed severable from the remaining provisions and shall in no way affect the enforceability of the remaining provisions nor the validity of this Note.

     15. Maker and Payee Defined. The term "Maker" includes each and every
         -----------------------
person or entity signing this Note and any co-signers, guarantors, their successors and assigns. The term "Payee" shall include the Payee and any transferee and assignee of Payee or other holder of this Note.

     16. Captions and Pronouns. The captions and headings of the various
         ---------------------
sections of this Note are for convenience only, and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof. Wherever the context requires or permits, the singular shall include the plural, the plural shall include the singular, and the masculine, feminine and neuter shall be freely interchangeable.

     17. Receipt of Copy. By signing this Note, Maker acknowledges that it was
         ---------------
read by Maker prior to execution and a copy was received by Maker.

     18. Time of the Essence. Time is of the essence with respect to each
         -------------------
provision in this Note where a time or date for performance is stated. All time periods or dates for performance stated in this Note are material provisions of this Note.

     19. Waiver of Trial By Jury. The Maker and the Payee knowingly, voluntarily
         -----------------------
and intentionally waive the right either may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Note or any agreement contemplated to be executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party. This provision is a material inducement for the Payee to make the loan to Maker evidenced by this Note.

     20. Limitation of Liability.
         -----------------------

         (a) Except as set forth in subparagraphs (b) and (c) of this Section 20, notwithstanding anything to the contrary in this Note, the Payee, by its acceptance of this Note, expressly agrees that the liability of Maker shall be strictly and absolutely limited to the property encumbered by the Mortgage (including, but not limited to, the leases, rents, profits and issues thereof) and any other collateral now or hereafter securing the indebtedness evidenced hereby or as provided by the Mortgage, except as provided below. If an Event of Default shall occur, the Mortgagee shall not and may not seek any judgment for a deficiency or for the payment of the principal amount of the indebtedness evidenced hereby, in any action to foreclose, to exercise a power of sale, to confirm any foreclosure or sale under power of sale, or to exercise any other rights of power under or by reason of the Mortgage evidencing or securing the obligations of the Maker with respect to the indebtedness evidenced hereby or as provided by the Mortgage except to the extent required in order to proceed with judicial proceedings to foreclose the Mortgage. In the event any suit is brought on this Note, or concerning any amount secured by the Mortgage as part of judicial proceedings to foreclose the Mortgage and/or any other security interest granted to the Payee, or to confirm any foreclosure or sale pursuant to power of sale thereunder, except as provided in subparagraphs (b) and (c) hereinbelow, any judgment obtained in such suit shall constitute a lien on and will be and can be enforced only against, the property encumbered by the Mortgage, and the leases, rents, profits and issues thereof, and not against Maker personally or against any other asset of the Maker, and the terms of such judgment shall expressly so provide.

         (b) Notwithstanding anything herein to the contrary in subparagraph (a) of this Section 20, the Maker shall be personally liable for, and the Payee shall have the right to seek a judgment for money damages (including a deficiency judgment) to enforce or collect any or all of the following:

             (i) Interest accrued under the terms of this Note or the Mortgage, or both;

             (ii) Any taxes or other items specified in Section 2 of the Mortgage which are not paid by Borrower as and when required pursuant to said Section 2;

             (iii) An amount equal to a prorata share of all unpaid taxes and other matters specified in Section 2 of the Mortgage for the year in which a foreclosure or deed in lieu thereof occurs for the period from January 1 of such year to and including the date of an issuance of a certificate of sale or recordation of a deed in lieu of foreclosure;

             (iv) Any losses resulting from the failure of the Borrower to keep the Mortgaged Property insured as required pursuant to Section 8 of the Mortgage, including, without limitation, the amount of any unpaid premiums for insurance which Borrower was required to maintain pursuant to the provisions of said Section 8 of the Mortgage;

             (v) Any and all costs and expenses, including reasonable attorneys' and paralegals' fees and disbursements (whether incurred before, during or after trial or upon any appellate level, or in any proceeding in bankruptcy or insolvency) incurred by

     Payee in the enforcement of the Maker's obligations hereunder or under the Mortgage, in the foreclosure of the Mortgage, or in the collection and enforcement of any judgment obtained against the Maker, provided, however, in the event that Borrower tenders to Lender a properly executed Special Warranty Deed reconveying the Mortgaged Property to Lender in lieu of foreclosure, together with a fully executed owner's affidavit, Form DR-219, non-foreign certification, and a "marked-up" title commitment insuring title to the Mortgaged Property in Lender without exception for any matter other than those matters to which the Mortgaged Property was subject upon conveyance by Lender to Borrower, and Borrower has paid or tenders payment for the documentary stamp tax and cost of recording the deed and the title insurance premium for the title policy to be issued to Lender pursuant to the aforesaid title commitment, Borrower shall not be liable for any costs of foreclosure after the date after such tender;

           (vi) Indemnification provisions in favor of the Payee set forth in the Mortgage (but excluding any indemnity provisions which would result in the payment of principal under the indebtedness evidenced hereby);

           (vii) The leases, rents, profits and issues of the property encumbered by the Mortgage following any default under this Note or the Mortgage (without regard to the expiration of any cure period, if any) to the extent not applied toward costs and expenses of operating and maintaining the subject Property or being paid under or pursuant to the terms of this Note or the Mortgage;

           (viii) Liability for intentional waste, destruction or damage to the Mortgaged Property or any part thereof;

           (ix) Liability and indemnification under Section 17 of the Mortgage, including, but not limited to, liability and indemnification obligations for removal or cleanup of Hazardous Substances;

           (x) All condemnation awards and payments in lieu thereof and/or insurance proceeds received by Maker which are not applied to the reasonable costs of the restoration of the property or to the obligations of Maker under this Note or the Mortgage;

           (xi) The cost to restore the property as a result of a casualty if the net available insurance proceeds, if any, are allowed to be applied to restoration, to the extent that the costs of such restoration is not reimbursed by insurance; and

           (xii) Any liability, damage, cost or expense incurred by Payee as a result of any fraud, material misrepresentation or bad faith by Mortgagor.

     Upon the occurrence of an Event of Default hereunder or under the Mortgage, Maker expressly agrees that the Payee shall have the right to obtain a judgment against Maker for the amounts or matters set forth in subparagraphs (i) through
(ix), inclusive, of this Section 20(b) proven or stipulated to be due and owing for which Maker shall be personally liable notwithstanding the provisions of Section 20(a) above. Further, in the event of a foreclosure of the Mortgage, Maker hereby further agrees that the Payee shall be entitled to obtain a deficiency judgment against Maker for the amounts or matters set forth in said subparagraphs (i) through (ix), inclusive of this
Section 20(b), regardless of the fair market value of the property foreclosed, unless and to the extent the successful bid at the foreclosure sale is made and paid by a third party unrelated to the Payee and is in an amount in excess of the full amount of the Maker's judgment in foreclosure, together with interest thereon. Maker hereby unrevocably and absolutely waives and relinquishes its right to contest such deficiency judgment except as set forth hereinabove.

     (c) If, and at such time as the Maker actually pays to the Payee the first principal installment to be made hereunder, subparagraphs (a) and (b) above of this Section 20 shall thereupon automatically terminate and as of the date of such first payment of principal hereunder such subparagraphs (a) and (b) of this
Section 20 shall be null, void and of no further force and effect whatsoever. From and after said first payment of principal hereunder, the Maker shall be fully personally liable hereunder and under the Mortgage as if this Section 20 had never existed.

     IN WITNESS WHEREOF, Maker has executed and delivered this instrument the day and year first above written.

                                    MEGO FINANCIAL CORP., a New York
                                    corporation


                                    By:        /s/ Jerome J. Cohen
                                       ---------------------------
                                       Name:  Jerome J. Cohen
                                              --------------------
                                       Title: President
                                              --------------------


                                                   (Corporate Seal)

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

     THIS AGREEMENT is made and entered into as of this 1st day of August,
                                                        ---
2001, by and between THE VILLAS AT MONTEREY LIMITED PARTNERSHIP, a Florida limited partnership and TANGO BAY OF ORLANDO, LC, a Florida limited liability company (collectively, "Seller"), and MEGO FINANCIAL CORP., a New York corporation (the "Purchaser"). In consideration of the mutual covenants and promises herein set forth, the parties agree as follows:

     1.   Purchase and Sale.  Seller agrees to sell to Purchaser and Purchaser
          -----------------
agrees to purchase from Seller those certain parcels of real property (the "Land") located in Orange County, Florida, as more particularly described on Exhibit "A" attached hereto, together with the following property and rights:

     (a) All improvements located on the Land, including buildings, structures and other facilities (the "Improvements"). The Land and the Improvements are hereinafter collectively referred to as the "Realty;"

     (b) All fixtures, equipment, furniture and items of personal property used exclusively in the operation of the Realty, and situated on the Realty (the "Personalty");

     (c) All licenses, permits, authorizations and approvals pertaining to ownership and/or operation of the Realty which are separable and transferable;

     (d) All strips and gores of land lying adjacent to the Realty (but which are not otherwise part of the Project), together with all easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads, and appurtenances pertaining to or accruing to the benefit of the Realty that are owned by Seller, if any; and

     (e) All of Seller's interest in and to the Assumed Contracts (hereinafter defined).

The Realty and all of the other property and rights described in this Section 1 are hereinafter collectively called the "Property".

     The Land is a portion of the overall Ramada Inn All Suites at International Drive South project (the "Project"), which Project consists of, among other things, a Reception Building and separate buildings lettered A (a/k/a 1) through S (a/k/a 19), inclusive (the Land and buildings to be conveyed hereunder are all of the remaining Land and buildings at the Project owned by Seller). Seller understands and agrees that, after Closing (as hereinafter defined in Section
15), Purchaser intends to operate the Property under the name "Ramada Vacation
Suites at Orlando", or such other name as Purchaser may determine.   Because
this transaction represents the conveyance by Seller of all of its remaining interests in the Project, Seller agrees that, to the extent that Seller has any interest in the name "Ramada Inn All Suites at International Drive South", "Ramada at Tango Bay," "Ramada" and/or "Ramada Suites", and/or any other variation thereof relating to the Project, or any logos, trademarks and/or other rights in connection therewith, Seller shall transfer all of said interests to Purchaser at Closing, without representation or warranty by Seller, and said interests shall be deemed part of the Property for purposes of this Agreement.

     2. Purchase Price. The purchase price to be paid by Purchaser to Seller for
        --------------
the Property is Five Million Nine Hundred Eighty-Five Thousand and No/100 ($5,985,000.00) Dollars (the "Purchase Price").

     3. Deposit. To secure the performance by Purchaser of its obligations under
        -------
this Agreement, within two (2) business days following receipt of written notice of execution of this Agreement by Seller, Purchaser shall deliver to Broad and Cassel, as escrow agent (the "Escrow Agent"), the sum of Ten Thousand and No/100 ($10,000.00) Dollars (the "Deposit"). The Escrow Agent shall invest the Deposit in an interest-bearing account, certificate of deposit or repurchase agreement maintained with or issued by a commercial bank or savings and loan association doing business in Orange County, Florida. All interest accrued or earned on the Deposit shall be paid or credited to Purchaser except in the event of a default by Purchaser, without any default of Seller, in which event the interest shall be disbursed to Seller, together with the Deposit, as liquidated damages in accordance with Section 11 below.

     4. Terms of Payment. The Purchase Price shall be paid to Seller by
        ----------------
Purchaser's execution and delivery of a purchase money note and mortgage in favor of Seller in the full amount of the Purchase Price, as more particularly provided in Section 5 of this Agreement. The Deposit, together with the interest accrued thereon, shall be returned to Purchaser at Closing.

     5. Purchase Money Note and Mortgage. At Closing, Purchaser shall execute in
        --------------------------------
favor of Seller a Purchase Money Note (the "Purchase Money Note") in the principal amount of $5,985,000, bearing interest on the unpaid principal balance at the rate of eight percent (8%) per annum simple interest, and payable on a quarterly basis commencing on the last day of the first calendar quarter following Closing. The Purchase Money Note shall be in the form attached to this Agreement as Exhibit "B", and the principal thereof shall be paid as provided therein. The Purchase Money Note shall be secured by a Purchase Money Mortgage (the "Purchase Money Mortgage") encumbering the Property. Upon (i) each payment by Purchaser of the principal of the Purchase Money Note in the amount of the Release Price set forth below and any then accrued but unpaid interest, and (ii) compliance with and subject to the terms and conditions as set forth in the Purchase Money Mortgage pertaining to the granting of partial releases, Seller shall release from the lien and effect of the Purchase Money Mortgage each Building, together with the portion of the Land relating thereto (each such Building and Land relating thereto are hereinafter referred to as a "Release Parcel"), identified across from such Release Price in the below table:

--------------------------------------------------------------------------------
                   Building                               Release Price
--------------------------------------------------------------------------------
                   Building H                              $1,223,000
--------------------------------------------------------------------------------
                   Building I                              $  814,000
--------------------------------------------------------------------------------
                   Building K                              $1,223,000
--------------------------------------------------------------------------------
                   Building J                              $  681,000
--------------------------------------------------------------------------------
                   Building D                              $1,022,000
--------------------------------------------------------------------------------
              Buildings A, B and C                         $1,022,000
--------------------------------------------------------------------------------
                     Total:                                $5,985,000
--------------------------------------------------------------------------------

Seller and Purchaser agree to use the legal description for each Release Parcel established by the surveyor under Section 6 hereof as the legal description attached to the partial release for such Release Parcel under Section 29 of the Purchase Money Mortgage, and further agree that said legal description shall meet and satisfy the conditions of Section 29(a) of the Purchase Money Mortgage. In the event that Seller and Purchaser are unable to confirm by the Closing date that the individual legal description for each Release Parcel is adequate to insure that, upon the release of such Release Parcel under the Purchase Money Mortgage, such Release Parcel and the unreleased portion of the Property will have access to a publicly dedicated road and all necessary utilities, and will not be in violation of any applicable governmental requirement as a result of the splitting of the Property, the parties shall nevertheless proceed to Closing (subject to the other terms of this Agreement); however, Seller and Purchaser shall cooperate and work in good faith with the surveyor to achieve legal descriptions which meet the foregoing standard within thirty (30) days following
Closing.  This provision shall survive Closing.   The Purchase Money Mortgage
shall be drawn in the form attached to this Agreement as Exhibit "C".

     6.   Title.  Within five (5) days following the date of this Agreement,
          -----
Seller, at Seller's expense, shall deliver to Purchaser's attorneys, Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131, Attention: Nancy B. Lash, Esq., a commitment (the "Commitment") for an owner's ALTA Form B Marketability title insurance policy with respect to the Project from First American Title Insurance Corporation (or other national title company reasonably acceptable to Purchaser) in favor of Purchaser in the amount of the Purchase Price. The Commitment shall be endorsed and updated at Seller's expense: (i) within five (5) days following the delivery of the Survey (as hereinafter defined) to delete those matters reflected on the Commitment which are not applicable to the Realty, and (ii) within five (5) days before Closing. The Commitment and any endorsement or update thereof shall show Seller to be vested with good, marketable and insurable fee simple title to the Realty, free and clear of all liens, encumbrances and other matters, except only for those liens and encumbrances to be released and satisfied at Closing and the following (the "Permitted Exceptions"):

     (a) Ad valorem real estate taxes for the year of Closing, provided same are not then due and payable, and subsequent years.

     (b) All applicable zoning ordinances and regulations, none of which shall prohibit or otherwise interfere with all uses presently being made of the Property.

     (c)  The Assumed Contracts (as hereinafter defined).

     (d)  The matters described on Exhibit "D" attached hereto.

     Additionally, at Closing, Purchaser and Seller shall execute such documents as are necessary to: (i) amend that certain Declaration of Restrictions and Protective Covenants for Tango Bay (as heretofore amended, the "Declaration"), recorded April 9, 1996 in Official Records Book 5038, Page 3760 of the Public Records of Orange County, Florida, to allow for the transfer of each Release Parcel from Village A to Village B (as defined in the Declaration) at the time such Release Parcel is released from the Purchase Money Mortgage (the "Declaration Amendment"), (ii) terminate that certain Declaration of Restrictions (6 Year Covenant) recorded April 9, 1996 in Official Records Book 5038, Page 3850 of the Public Records of Orange County, Florida, and (iii) terminate that certain Declaration of Restrictions (30 Month Covenant) recorded April 9, 1996 in Official Records Book 5038, Page 3844 of the Public Records of Orange County, Florida.

     No later than August 10, 2001, Seller shall also deliver to Purchaser, a survey (the "Survey") of the Realty showing and certifying the exact location and legal description of the Realty and meeting the minimum technical standards of the Florida Board of Land Surveyors and the State of Florida Department of Professional Regulation, certified to Purchaser, Purchaser's title insurer, Seller and Broad and Cassel and prepared as of a date subsequent to the date of this Agreement. The Survey shall also show and certify: (i) the location of all improvements and easements and rights-of-way affecting the Realty, (ii) the location of all roadways adjacent to the Realty, (iii) the acreage of the Realty calculated to the second decimal place, (iv) the perimeter boundaries of the Project, including, without limitation, the location of all streets, roads, accessways, entrance features and fountains located therein, and (v) separate legal descriptions for each Release Parcel, together with the information set forth in clauses (i) through (iv) for such Release Parcel. The legal description and perimeter boundaries for each Release Parcel shall be drawn in such a manner so that the Release Parcel in question and the remaining portion of the Realty not yet released from the Purchase Money Mortgage each have ingress and egress to a publicly dedicated road or a private access easement, and comply with applicable parking, setback and other governmental requirements. Notwithstanding the fact that Seller shall be obligated to obtain and deliver the Survey to Purchaser, responsibility for the cost of the Survey shall be determined as follows: (1) in the event that Purchaser closes on title to the Property as contemplated hereunder, Purchaser shall be solely obligated for the cost of the Survey; (2) in the event that Purchaser elects to cancel this Agreement during the Inspection Period as provided in Section 8 below, Purchaser shall be solely obligated for the cost of the

Survey; (3) in the event that the Agreement is cancelled as a result of the failure of any of Purchaser's Conditions Precedents (other than breach of a representation or warranty by Seller), then Purchaser and Seller shall equally share the cost of the Survey; (4) in the event that the Agreement is cancelled as a result of a default by Seller or any breach of a representation or warranty by Seller, then Seller shall be solely obligated for the cost of the Survey; or
(5) in the event that the Agreement is cancelled as a result of a default by Purchaser, then Purchaser shall be solely obligated for the cost of the Survey. The provisions of this Section shall survive Closing and any cancellation or termination of this Agreement.

     Title shall be deemed good, marketable and insurable only if the Commitment allows for issuance of an Owner's ALTA Form B Marketability Policy effective as
                                            -
of Closing at minimum promulgated risk rate premiums, without any guarantees and without any exceptions, standard or otherwise, other than the Permitted Exceptions. Purchaser shall have fifteen (15) days from receipt of the Commitment and hard copies of all items noted as exceptions therein (the "Title Review Period"), within which to examine same. If Purchaser finds title to be defective or cannot determine the effect of the matter until located on the Survey, Purchaser shall, no later than the expiration of the Title Review Period, notify Seller in writing specifying the defect(s) (which defect(s) shall also include any UCC-1 Financing Statements filed with the Florida Secretary of State) or reserving the right to comment on same after receipt of the Survey; provided that if Purchaser fails to give Seller written notice before the expiration of the Title Review Period of defect(s) in title or of the need for the Survey to review the effect of the exception, then the defects shown in the Commitment (other than those to be evaluated upon receipt of the Survey) shall be deemed to be waived as title objections to closing this transaction. Purchaser may raise as additional objections, however, any matters first shown by the Survey, any endorsement of the Commitment and/or recertifications of Survey, provided that notice of objection to same must be given to Seller within fifteen (15) days from receipt of the Survey, endorsement or recertification, as applicable, but in no event later than the Closing date. If Purchaser has given Seller timely written notice of defect(s) and the defect(s) render the title other than as represented in this Agreement, Seller shall use its best efforts to cause such defects to be cured by the date of Closing, provided, however, that Seller shall not be obligated to file suit or otherwise expend any monies with regard to curing title defects other than with regard to the payment of any liens or encumbrances which have voluntarily and intentionally been created by Seller. At Purchaser's option, the date of Closing may be extended for a reasonable period (not to exceed ninety (90) days) for purposes of eliminating any title defects. In the event that Seller does not eliminate any defects as of the date of Closing as the same may be extended under the preceding sentence, Purchaser shall have the option of either: (i) Closing and accepting the title "as is", without reduction in the Purchase Price, or (ii) canceling this Agreement, in which event the Escrow Agent shall return the Deposit and all interest earned thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement, except only for those obligations which are intended to survive Closing and/or any earlier termination of this Agreement, unless such defects were caused by Seller's willful act or willful omission, in which event, Seller shall remain liable to Purchaser for damages caused thereby. Seller shall execute appropriate documents as required for "gap coverage" by the title insurer and the Closing shall be held in escrow in accordance with customary escrow closings for Orange County, Florida.

     7.   Deliveries.  Within seven (7) business days following the date hereof
          ----------
(and thereafter, as applicable), Seller shall deliver to Purchaser true, correct and complete copies of all of the following, to the extent in the possession of the Seller:

     (a) All permits, licenses, authorizations or approvals (other than those which are no longer in effect) issued by any governmental body or agency having jurisdiction over the Property, related to the ownership and/or operation of the Property (the "Licenses");

     (b) A true, correct and complete copy of the franchise agreement (the "Franchise Agreement") between Seller and Ramada with respect to the operation of the Project (or the remaining portions thereof);

     (c) The bill or bills issued for the year 2000 for real estate and personal property taxes and any subsequently issued notices pertaining to real estate or personal property taxes or assessments applicable to the Property; and

     (d) All engineering and architectural plans and as built plans, specifications, drawings and surveys relating to the Property (the "Plans"), and all engineering and environmental studies or audits relating to the Property ("Studies"), which are within the control or possession of Seller, if any.

     8.   Purchaser's Conditions Precedent.  Purchaser's obligation to close the
          --------------------------------
transaction provided for in this Agreement shall be subject to the following conditions precedent to Closing:

     (a) Purchaser shall have until August 15, 2001 (the "Inspection Period") to examine the Licenses, the Plans and the Studies and to decide whether they are satisfactory to Purchaser and to make such physical, zoning, land use, environmental, and other examinations, inspections and investigations of the Property or the use or operation thereof which Purchaser, in Purchaser's sole discretion, may determine to make, subject, however, to the provisions of Section 18 below. In the event Purchaser is not satisfied with any of the foregoing, in Purchaser's sole and absolute discretion, Purchaser may cancel this transaction on or before August 15, 2001 as hereinafter provided.

     (b) Purchaser shall also have until August 15, 2001 to obtain all appropriate final, non-appealable land use, zoning, environmental, and other governmental and utility approvals (collectively, the "Approvals"), whether by ordinance, variance, amendment, special use and/or otherwise, including, without limitation, any necessary amendments to the P.U.D. and the applicable comprehensive plan necessary to permit the operation and marketing of the Property as a timeshare, interval ownership or vacation club and a building permit for any and all improvements and/or renovations intended to be undertaken by Purchaser with respect to the Property. Purchaser agrees that it shall not seek to rezone the Property or change the land use designations or approvals in a manner which would prohibit the Property from being used and operated as currently used and operated by Seller; however, the foregoing is not intended to restrict Purchaser's ability to convert the Property to timeshare or interval ownership, but merely to provide that the Purchaser's Approvals shall not prohibit the current uses being made of the Property. The immediately preceding sentence shall apply to each Building comprising the Property until such Building is released from the Purchase Money Mortgage. Purchaser agrees to proceed diligently to obtain the Approvals, at Purchaser's expense, and Seller agrees to reasonably cooperate in that regard, including, without limitation, executing applications or other governmental submissions as the owner of the Property and/or obtaining and pulling any permits in Seller's name if required by the applicable governmental authorities, provided, however, that said cooperation shall not require Seller to post any bonds and/or other financial assurances with any governmental authorities or incur any liability, cost or expense with regard to such cooperation. In the event that Purchaser has not timely obtained the Approvals, Purchaser may cancel this transaction as hereinafter provided. In order for Seller to keep abreast of the status of the application for the Approvals, Purchaser hereby authorizes Seller to make direct inquiries of Purchaser's local counsel from time to time, and Purchaser shall authorize Purchaser's local counsel to communicate directly with Seller and/or Seller's counsel in this regard.

     (c) At all times during the term of this Agreement and as of Closing, all of the representations and warranties by Seller contained in this Agreement shall be true and correct in all material respects.

     (d) Ramada shall have consented to the assignment of the Seller's interest in and to the Franchise Agreement to Purchaser, without imposing payment of any transfer, assignment or termination fees, charges, premiums or penalties.

     In the event any of the foregoing conditions precedent are not fulfilled as of Closing (or earlier date if specified otherwise), then Purchaser shall have the option of either: (i) waiving the condition and Closing "as is", without reduction in the Purchase Price or claim against Seller therefor, or (ii) canceling this Agreement by written notice to Seller given by Closing (or earlier date if specified otherwise), in which event the Escrow Agent shall return the Deposit and all interest thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated to survive termination or Closing.

     In the event Purchaser timely elects to cancel this Agreement, and as consideration for Seller granting Purchaser the investigation and inspection condition precedent therein, Purchaser shall deliver to Seller within ten (10) days following any notice of cancellation, a copy of all written studies or reports obtained by or prepared for Purchaser by third parties in connection with the Inspection Period, without warranty or representation of any kind whatsoever on the part of Purchaser as to the content, accuracy or completeness thereof, and, in addition, Purchaser shall return any materials delivered to Purchaser by Seller under Section 7 above.

     In the event that the condition set forth in Section 8(d) is not fulfilled as of Closing (or earlier date if specified otherwise), then Seller shall have the right to cancel this Agreement by written notice to Purchaser given by Closing (or earlier date if specified otherwise), in which event the Escrow Agent shall return the Deposit and all interest thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated to survive termination or Closing.

     9.   Seller's Representations.  Seller represents and warrants to Purchaser
          ------------------------
and agrees with Purchaser as follows:

     (a) There are no service contracts, license agreements, management agreements or other contracts or agreements affecting the Property, other than those identified on Exhibit "E" hereto (collectively, the "Contracts"). Seller has delivered to Purchaser true, correct and complete copies of the Contracts. At Closing, there shall be no contracts, insurance policies, leases, tenancies, arrangements, licenses, concessions, easements, service arrangements, employment contracts or agreements, brokerage agreements, and any and all other contracts or agreements, either recorded or unrecorded, written or oral, affecting the Property or any portion thereof, or the use thereof, other than the Permitted Exceptions, the

          Assumed Contracts, and the 30-Day Cancellation Contracts. With respect to the Contracts, Seller agrees as follows:

          (i) Seller shall, at Seller's sole cost and expense (including without limitation the payment of any termination fees associated therewith), terminate the Contracts with Pagenet, Nextel, Job Finders and Copytronics, each of which is designated as a "Terminated Contract" in Exhibit "E", with such termination to be effective at or prior to Closing. Purchaser shall have no liability or responsibility whatsoever with regard to the Terminated Contracts.

          (ii) On the Closing date, Seller shall, at Seller's sole cost and expense (including without limitation the payment of any termination fees associated therewith), terminate the Contracts with Dunbar Armored, Inc., The Steritech Group, Inc., Crystal Springs and Poolworks, each of which is designated as a "30-Day Cancellation Contract" in Exhibit "E", with such termination to be effective on the thirtieth (30/th/) day following Closing. Purchaser shall be responsible for only the regular scheduled payments due under the 30-Day Cancellation Contracts for the 30-day period following Closing only. Seller shall be responsible for all other costs associated with the 30-Day Cancellation Contracts.

          (iii) At Closing, Seller shall assign and Purchaser shall assume all of Seller's interest in and to the Contracts listed in Exhibit "E" as the "Assumed Contracts" (collectively, the "Assumed Contracts"), provided that, with respect to the Ramada Franchise Agreement, neither Seller nor Purchaser shall have elected to terminate this Agreement under Section 8(d) above.

     (b) Seller shall not permit any lease rights to extend beyond Closing and shall deliver exclusive possession of the Property to Purchaser at Closing, free of all tenancies, occupancy or possessory agreements or contracts (other than the Permitted Exceptions, including, without limitation, the Contracts) or arrangements, whether oral or written, including, without limitation, any transient hotel guests affecting the Property or any unfulfilled hotel or guest reservations affecting the Property, provided, however, that Purchaser agrees to honor any unfulfilled hotel or guest reservations affecting the Property which are made prior to the date of Closing at room rates consistent with Seller's current rates and where the reservation shall be entirely fulfilled by no later than October 15, 2003 (the "Permitted Outstanding Reservations"). With respect to any Permitted Outstanding Reservations, Purchaser shall be responsible for providing services to such guest and the costs of administering the reservation. Purchaser shall retain any revenue generated from the guests staying pursuant to Permitted Outstanding Reservations. Seller agrees to indemnify, defend and hold harmless the Purchaser (and its officers, directors, trustees, employees, agents, successors and assigns) from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) arising out of or resulting from Seller's accepting guest reservations either (i) at room rates which are inconsistent with Seller's current rates, or (ii) which extend beyond or are not fulfilled on or prior to October 15, 2003, including without limitation those arising out of Purchaser's refusal to honor such unpermitted guest reservations.

          Notwithstanding anything to the contrary, the provisions contained in Sections 9(a) and 9(b) shall survive indefinitely after Closing.

     (c) Except as otherwise disclosed herein to Purchaser, Seller has not received any notice of: (i) any pending improvement liens to be made by any governmental authority with respect to the Property; (ii) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Property; (iii) any pending or threatened lawsuits with respect to the Property; (iv) any pending or threatened condemnation proceedings with respect to the Property; or (v) any defects or inadequacies in the Property which would adversely affect the insurability of the Property or increase the cost thereof. Seller has advised Purchaser of a "slip and fall" lawsuit pending against Seller in the Circuit Court for the Ninth Judicial Circuit in Orange County, Florida, Case No. B15OL 99-763909-001, filed by Virginia Geiser and Terry Geiser. Seller is solely liable with regard to said lawsuit and agrees to indemnify, defend and hold harmless the Purchaser (and its officers, directors, trustees, employees, agents, successors and assigns) from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys' fees and court costs at trial and all appellate levels) arising out of or resulting from the foregoing lawsuit. The provisions contained in this Section shall survive indefinitely after Closing.

     (d) To the best of the actual knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access to the Property or the discontinuation of necessary sewer, water, electric, gas, telephone or other utilities or services to the Property.

     (e) Seller has not received written notice from any applicable governmental entity or any insurance carrier of any material defect, latent or otherwise, in the Improvements on the Land, structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing the Property and the roofs, which have not been disclosed to Purchaser in writing prior to the date of this Agreement.

     (f) To the best of Seller's actual knowledge, all Improvements on the Land were permitted conforming structures under applicable zoning and building laws and ordinances in effect when the Improvements were constructed and the present uses thereof are permitted uses under current and proposed applicable zoning and building laws and ordinances.

    (g) During the period between the date of this Agreement and Closing, Seller shall continue to operate and manage the Property in a prudent, businesslike and responsible manner consistent with its operation and management prior to the date of this Agreement and keep same clear of accumulations of trash, debris or overgrowth of vegetation. Seller shall: (i) continue to maintain all of the present services to the Property, (ii) make all repairs and replacements in the ordinary course of business to the Property (excluding capital expenditures in excess of $100.00 per unit), and (iii) not remove any of the personal property from the Property except in replacement of same. In addition, Seller shall make all payments due prior to Closing in connection with the Property, including all utility payments and payments on any other obligations affecting the Property. Notwithstanding the foregoing, subject only to Permitted Outstanding Reservations, exclusive possession of the Property shall be conveyed to Purchaser at Closing, and, accordingly, Seller shall not accept any reservations for hotel or transient guests at the Property which would affect the Property after October 15, 2003 or at rates which are inconsistent with rates presently charged by Seller.

    (h) To the best of Seller's knowledge, Seller is vested with good, marketable and insurable fee simple title to the Realty subject only to the Permitted Exceptions as provided herein; and Seller is vested with good and marketable title, subject only to the Permitted Exceptions, to all fixtures, equipment, furnishings and items of personal property referred to in Section 1(b) above free of all financing and other liens or encumbrances (except only for mortgage and security interests to the extent that the same are applicable to the Property while owned by Seller, all of which are to be satisfied and released at Closing).

    (i) Seller shall comply prior to Closing with all applicable provisions of all laws, rules, regulations, and ordinances of all governmental authorities having jurisdiction over the Property, provided, only, however, that Seller shall have no obligation to adapt any units within the Property to comply with the requirements of the Americans with Disabilities Act. Seller shall be responsible for and shall promptly pay all amounts owed for labor, materials supplied, services rendered and/or any other bills or amounts related to Seller and Seller's ownership and/or operation of the Property prior to Closing.

    (j) Prior to Closing, no portion of the Property or any interest therein, beneficial or otherwise, shall be alienated, further encumbered, conveyed or otherwise transferred. In addition, Seller shall not discuss or negotiate any potential sale of the Property with any third party during the term hereof.

    (k) The execution, delivery and performance of this Agreement by Seller have been duly authorized and no consent of any other person or entity to such execution, delivery and performance is required to render this document a valid and binding instrument enforceable against Seller in accordance with its terms. Neither the execution of this Agreement or the consummation of the transactions contemplated hereby will: (i) result in a breach of, or default under, any agreement to which Seller (or any of the entities or persons comprising Seller) is a party or by which the Property is bound, or
          (ii) violate any restrictions to which Seller is subject.

    (l) Seller is not a "foreign person" within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2). At Closing, Seller shall deliver to Purchaser an affidavit to such effect, and also stating Seller's employer identification number and the state within the United States under which Seller was organized and exists. Seller acknowledges and agrees that Purchaser shall be entitled to fully comply with Internal Revenue Code Section 1445 and all related sections and regulations, as same may be modified and amended from time to time, and Seller shall act in accordance with all reasonable requirements of Purchaser to effect such full compliance by Purchaser.

    (m) To the best of Seller's actual knowledge, without any independent investigation or inquiry, there has not been and there is not now: (i) any Hazardous Substance (as hereinafter defined) present on the Realty, except for such materials as are normally and customarily used for household purposes or in the operation or maintenance or apartment complexes, and which are not in violation of any environmental law,
          (ii) any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance on the Realty, except for such materials as are normally and customarily used for household purposes or in the operation or maintenance or apartment complexes, and which are not in violation of any environmental law,, or (iii) any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. Seller has not received any notice from any governmental authority regarding the presence of any Hazardous Substance, any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance or any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. Seller shall at all times prior to Closing comply with all applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance and Seller shall not generate, recycle, reuse, sell, store, handle, transport and/or dispose of any Hazardous Substance on the Property without the prior written consent of Purchaser, except for such materials as are normally and customarily used for household purposes or in the operation or maintenance or apartment complexes, and which are not in violation of any environmental law. As used herein, the term "Hazardous Substance" means any substance or material defined or designated as a hazardous or toxic waste material or substance, or other similar term by any federal, state or local environmental statute, regulation or ordinance presently or hereinafter in effect, as such statute, regulation or ordinance may be amended from time to time.

    (n) As of the Closing, except only for the Permitted Outstanding Reservations, there shall be no leases or other occupancy or possessory agreements or contracts affecting the Property, whether oral or written, including, without limitation, any hotel or transient guests on the Property or any unfulfilled hotel or guest reservations affecting the Property.

The provisions of this Section shall survive the Closing for a period of one (1) year.

    10.   Purchaser's Representations.  Purchaser represents to Seller as
          ---------------------------
follows:
    (a) Purchaser has previously reviewed and considered the nature of this transaction and the Inspection Period will enable Purchaser to investigate the Property and all aspects of the transaction. In electing to proceed with this transaction, Purchaser shall have determined that the Property is satisfactory to Purchaser in all respects, and is purchasing the Property in "as is" physical condition, subject only to any representations of Seller expressly set forth in this Agreement. Purchaser has and will rely solely on Purchaser's own independent investigations and inspections, and Purchaser has not relied and will not rely on any representation of Seller other than as expressly set forth in this Agreement. It is expressly covenanted and agreed that, except as expressly provided in this Agreement, neither the Seller, nor any employee, agent, representative or any other person acting on behalf of the Seller has made or will make any representation or warranty of any kind or nature whatsoever, express or implied, concerning the physical condition of the Property, or any part or portion thereof, or its state of repair, or the presence or the absence of any latent or patent defects, or its income potential, expenses or uses, or its merchantability, or fitness for any use or purpose. Purchaser acknowledges and agrees that its agreement to accept the Property in "AS IS" condition, without representation or warranty, except as expressly provided in this Agreement, is a material part of the consideration being bargained for by Seller, without which consideration, Seller will not agree to sell the Property on the price and terms set forth herein.

    (b) The execution, delivery and performance of this Agreement by Purchaser have been duly authorized, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms. No consent of any other person or entity to such execution, delivery and performance is required.

    11.   Default Provisions.  In the event of the failure or refusal of the
          ------------------
Purchaser to close this transaction, without fault on Seller's part and without failure of title or any conditions precedent to Purchaser's obligations hereunder, Seller shall receive the Deposit together with all interest earned thereon as agreed and liquidated damages for said breach, and as Seller's sole and exclusive remedy for default of Purchaser, whereupon the parties shall be relieved of all further obligations hereunder, except those obligations which are specifically stated herein to survive the termination or Closing of this transaction.

     In the event of a default by Seller under this Agreement, Purchaser at its option shall have the right to: (i) receive the return of the Deposit together with interest earned thereon, whereupon the parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated herein to survive the termination or Closing, unless the default was caused by the willful act, omission, or intentional material misrepresentation of Seller in which event Seller shall continue to be liable for damages caused thereby, anything to the contrary notwithstanding, or, alternatively, (ii) seek specific performance of the Seller's obligations hereunder and/or any other equitable remedies, thereby waiving damages.

     Notwithstanding the foregoing, in the event of a default by either party of any obligations which specifically survive Closing, then the non-defaulting party shall be entitled to seek any legal redress permitted by law or equity. The provisions hereof shall survive Closing.

     12.  Prorations.  Real estate and personal property taxes, utilities and
          ----------
all other proratable items (including without limitation room rentals paid or to be paid by guests of the Property covering periods of time both before and after Closing), shall be prorated as of the date of Closing. Purchaser shall receive a credit against the Purchase Price at Closing for all pre-paid room rentals. Seller shall be entitled to all room rentals with respect to periods on or before Closing, which are paid after Closing as to guests occupying any portion of the Property as of the Closing date. Seller and Purchaser shall adjust for such room rentals within sixty (60) days following the Closing date. Seller shall pay all sales and/or use tax due on revenues received and purchases made prior to the Closing date and shall comply with all statutory provisions necessary for Purchaser to avoid transferee liability for same. In the event the taxes for the year of Closing are unknown, the tax proration will be based upon the taxes for the prior year, and at the request of either party, the taxes for the year of Closing shall be reprorated and adjusted when the tax bill for such year is received and the actual amount of taxes is known. If the net prorations under this Section result in a credit to Seller, Purchaser shall pay such credit in cash at Closing. If, however, the net prorations hereunder result in a credit to Purchaser, such credit shall be applied as a reduction in the Purchase Price and, correspondingly, the principal amount of the Purchase Money Note. The provisions of this Section shall survive the Closing.

     13.  Improvement Liens.  Certified, confirmed or ratified liens for
          -----------------
governmental improvements as of the date of Closing, if any, shall be paid in full by Seller, and pending liens for governmental improvements as of the date of Closing shall be assumed by the Purchaser, provided that where the improvement has been substantially completed as of the date of Closing, such pending lien shall be considered certified.

     14.  Closing Costs.  The parties shall bear the following costs:
          -------------
    (a) The Purchaser shall be responsible for payment of the following: (i) the cost of examining the Commitment and Survey, (ii) the cost of the Survey, but only to the extent of its obligation for same pursuant to
          Section 6 above, (iii) any and all costs and expenses of architectural, engineering and other inspection and feasibility studies and reports incident to Purchaser's inspections, (iv) clerk's recordation fees for recording the warranty deed and the Purchase Money Mortgage, (v) the documentary stamps and intangible taxes due on the Purchase Money Note and Purchase Money Mortgage, and (vi) the costs of the simultaneous issue of a loan policy of title insurance in favor of Seller insuring the Purchase Money Mortgage, provided that the cost thereof shall not exceed $250.00.

    (b) The Seller shall be responsible for payment of the following: (i) any costs associated with issuance of the Commitment (including the premium for the owner's policy issued pursuant thereto), (ii) the cost of the Survey, but only to the extent of its obligation for same pursuant to Section 6 above, (iii) any transfer taxes in connection with the delivery of the deed and bill of sale including documentary stamp tax and surtax, and (iv) recording costs on the Declaration Amendment, the termination of any other restrictive covenants and on any documents necessary to clear title.

    (c)   Each party shall pay its own legal fees.

    15.   Closing.  Subject to other provisions of this Agreement for extension,
          -------
the closing (the "Closing") shall be held on August 15, 2001 or such earlier date as Purchaser may request on not less than fourteen (14) days prior written notice to Seller. Closing shall be held at the office of Seller's counsel.

    At Closing, Seller shall execute and/or deliver to Purchaser the following documents:

    (a) a good and sufficient special warranty deed subject only to the Permitted Exceptions,

    (b) an appropriate mechanic's lien affidavit, sufficient in form and content for any title insurance company to delete the standard exceptions for mechanic's liens, and, to the extent of work performed in the ninety (90) days prior to Closing, appropriate releases and indemnities to allow Purchaser to obtain title insurance coverage over any unfiled liens,

    (c) an affidavit of exclusive possession, subject only to the Permitted Outstanding Reservations,

    (d) an appropriate bill of sale with warranty of title for claims by, through or under Seller for all tangible personal property included in this transaction,

    (e) a non-foreign affidavit and/or certificate pursuant to Section 9(l) above,

    (f) appropriate assignments of all licenses, easements, rights-of-way, contract rights, guarantees and warranties, and other property and rights included in this transaction, to the extent separable and transferable,

    (g) a consent and estoppel statement from Ramada confirming that, (i) Ramada consents to the transfer of Seller's interest in the Franchise Agreement to Purchaser, (ii) to the best of Ramada's knowledge, the Franchise Agreement is in full force and effect and free of any default by Seller, and (ii) to the best of Ramada's knowledge, Seller has paid all amounts due, and has complied with all of its obligations, under the Franchise Agreement up to the date of transfer,

    (h) appropriate evidence of Seller's formation, existence and authority to sell and convey the Property,

    (i) an appropriate "gap" affidavit and/or indemnity as required by the title insurer,

    (j)   assignment of all Licenses, to the extent separable and transferable,

    (k) with respect to the Contracts, (i) an appropriate assignment and assumption of the Assumed Contracts, (ii) satisfactory evidence that the Terminated Contracts have been terminated with all penalties and termination fees paid, and (iii) a copy of Seller's cancellation of the 30-Day Cancellation Contracts, and

    (l) a marked-up title insurance Commitment issued by a national title insurance company acceptable to Purchaser pursuant to Section 6 above.

    At Closing, Seller and Purchaser shall each execute counterpart closing statements, an appropriate assignment and assumption of the Assumed Contracts and such other documents as are reasonably necessary to consummate this transaction. Additionally, Purchaser and Seller shall execute the Declaration Amendment and releases of the other restrictive covenants referred to in Section 6 above. Finally, Escrow Agent shall deliver to Seller a loan policy of title insurance in the amount of the Purchase Money Note insuring the Purchase Money Mortgage.

    16.   Brokers.  The parties each represent and warrant to the other that
          -------
there are no real estate brokers, salesmen or finders involved in this transaction. If a claim for brokerage in connection with the transaction is made by any broker, salesman or finder, claiming to have dealt through or on behalf of one of the parties hereto ("Indemnitor"), Indemnitor shall indemnify, defend and hold harmless the other party hereunder ("Indemnitee"), and Indemnitee's officers, directors, agents and representatives, from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) with respect to said claim for brokerage. The provisions of this Section shall survive the Closing and any cancellation or termination of this Agreement.

     17.  Assignability.  Purchaser shall be entitled to assign its rights
          -------------
hereunder to any subsidiary or any other entity controlled by Purchaser. No other assignment of this Agreement shall be permitted without the prior written consent of Seller, which may be withheld or denied by Seller in its sole and absolute discretion. Notwithstanding the foregoing, no assignment shall be binding upon or effective against Seller unless such assignment is in writing, is executed by the assignor and assignee, with the assignor expressly acknowledging that the assignment in no way releases the assignor from any duties, liabilities or obligations under the Agreement, and with the assignee expressly assuming and agreeing to pay and perform all of the assignor's duties, liabilities or obligations under the Agreement, and a fully executed counterpart of the assignment delivered to Seller. In the event that Purchaser assigns its rights under this Agreement, Purchaser shall not be released from its obligations and liabilities hereunder, shall remain liable under the terms hereof, and shall be required to unconditionally and irrevocably guarantee payment and performance of the Purchase Money Note and Purchase Money Mortgage.

     18.  Inspections.  Purchaser, and Purchaser's agents and contractors, shall
          -----------
have the right during the term of this Agreement to enter upon the Property at reasonable times and upon 24 hour advance notice by telephone or facsimile notice to Holly Caracciolo, Telephone No. (407) 396-9700 and Fax No. (407) 396-9800, for purposes of inspection and making tests and studies thereon. Seller shall have the right to require Purchaser, and Purchaser's agents and contractors, to enter upon the Property only when accompanied by Seller or a representative of Seller. Throughout the term of this Agreement, Seller, its agents and employees shall at all times cooperate with Purchaser, its agents and contractors in connection with their performance of the inspections provided herein. All such inspections, tests and studies shall be undertaken by

Purchaser in a manner and at such times and places so as to not unreasonably disturb or interfere with the quiet enjoyment of the Property by Seller's guests and/or tenants. Purchaser agrees to indemnify, defend and hold harmless Seller from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) arising out of or resulting from any physical damage to the Property caused by Purchaser, or Purchaser's agents, contractors or employees, in connection with such inspection or investigation.

     19.  Escrow Agent.  The Escrow Agent shall not be liable for any actions
          --------------
taken in good faith, but only for its gross or willful negligence. The parties hereby indemnify and hold the Escrow Agent harmless from and against any loss, liability, claim or damage whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) the Escrow Agent may incur or be exposed to in its capacity as escrow agent hereunder except for gross negligence or willful misconduct. If there be any dispute as to the disposition of the Deposit held by the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent is hereby authorized to interplead said amount with any court of competent jurisdiction and thereby be released from all obligations hereunder. The Escrow Agent shall not be liable for any failure of the depository. Purchaser acknowledges and agrees that Escrow Agent is acting as counsel to Seller in this transaction, and that this conflict of interest does not disqualify Escrow Agent from acting in such dual capacity. Purchaser further acknowledges and agrees that in the event of any dispute regarding this transaction or the Agreement (including, without limitation, a dispute regarding disbursement of amounts being held by Escrow Agent), Escrow Agent shall not be disqualified from representing Seller with regard to such dispute, notwithstanding its status as Escrow Agent.

     20.  Notices.  Any notices required or permitted to be given under this
          -------
Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by recognized overnight courier (such as Federal Express), sent by facsimile transmission or mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed as follows:

     If to the Purchaser at:        Mego Financial Corp.
                                    4310 Paradise Road
                                    Las Vegas, NV 89109
                                    Attn: Jerome J. Cohen,
                                              President
                                    Fax No. (702) 369-4398

     With a copy to:                Mego Financial Corp.
                                    4310 Paradise Road
                                    Las Vegas, NV 89109
                                    Attn: Jon A. Joseph,
                                              General Counsel
                                    Fax No. (702) 369-4398

     and to:                        Greenberg Traurig, P.A.
                                    1221 Brickell Avenue
                                    Miami, Florida 33131
                                    Attn: Gary A. Saul, Esq.
                                    Fax No. (305) 579-0717

     If to the Seller at:           Marc Wilkow, President
                                    M&J Wilkow, Ltd.
                                    180 North Michigan Avenue
                                    Chicago, Illinois 60601
                                    Fax No. (312) 658-2467

     With a copy to:                James E. Slater, Esq.
                                    Broad and Cassel
                                    Suite 1100
                                    390 North Orange Avenue
                                    Orlando, Florida 32801
                                    Fax No. (407) 650-0941

Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery, notices transmitted by facsimile shall be deemed given on the date sent provided that the transmitting machine confirms transmission in writing (or otherwise, upon actual receipt by the other party) and notices mailed in accordance with the foregoing shall be deemed given three (3) days after deposit in the U.S. mails.

     21.  Risk of Loss.  The Property shall be conveyed to Purchaser in the same
          ------------
condition as on the date of this Agreement, ordinary wear and tear excepted, free of all tenancies or occupancies (other than the Permitted Outstanding Reservations), and Seller shall not remove any Personalty from the Property between now and Closing. In the event that the Property or any material portion thereof is taken by eminent domain prior to Closing, Purchaser shall have the option of either: (i) canceling this Agreement, and receiving a refund of the Deposit and all interest earned thereon, whereupon both parties shall be relieved of all further obligations under this Agreement, except those obligations which are specifically stated herein to survive the termination or Closing, or (ii) Purchaser may proceed with Closing in which case Purchaser shall be entitled to all condemnation awards and settlements. In the event that the Improvements are damaged or destroyed by fire or other casualty prior to Closing, Seller shall have the option to repair and restore the Property to the same condition as before the fire or casualty and Closing shall be deferred for up to sixty (60) days to permit such repair and restoration. If Seller elects not to repair and restore or if Seller is unable to repair and restore within such sixty (60) day period, then Purchaser shall have the option of either: (i) canceling this Agreement and receiving a refund of the Deposit and all interest earned thereon, whereupon both parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated herein to survive the termination or Closing, or (ii) proceeding with Closing without reduction in the Purchase Price in which case Purchaser shall be entitled to all insurance proceeds allocable to the Property.

     22.  Indemnity.  Seller shall indemnify and hold Purchaser harmless from
          ---------
any and all liability, including costs and reasonable attorneys' fees (at trial and all appellate levels) for:

     (a) Any sales tax due on any rentals or sales prior to the Closing to the State of Florida under Florida Statutes Section 212.10.

     (b) Any contracts for services to the property existing now or at any time prior to Closing (other than obligations arising from the Permitted Exceptions or the Assumed Contracts, or the limited obligation to pay only the regular scheduled payments under the 30-Day Cancellation Contract for the 30-day period following Closing), and any obligation or matter arising or accruing, or resulting from or growing out of any of the Contracts which relates to an event or period of time prior to the Closing date.

     (c)  Any security deposits of tenants received by Seller prior to Closing.

     (d) Any personal property taxes remaining unpaid for calendar years prior to the year of Closing.

     Purchaser shall indemnify and hold Seller harmless from any liability, including costs and reasonable attorneys' fees (at trial and all appellate levels) for (i) any matter occurring after the Closing under the Assumed Contracts, and (ii) any liability that may arise as a result of Purchaser's failure to meet its obligation under Section 9(a) to make the scheduled payments under the 30-Day Cancellation Contracts until the 30/th/ day following Closing.

     The provisions of this Section 22 shall survive the Closing.

     23.  Disclosures.  Pursuant to the laws of the State of Florida, Seller is
          -----------
required to provide the following notice to Purchaser:

     (a) RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

     (b) The prospective purchaser of real property with a building for occupancy located thereon is notified that the purchaser may have the building's energy efficiency rating determined.

     (c) Seller hereby represents and warrants that the Property is located in coastal areas partially or totally seaward of the coastal construction control line as defined in Chapters 161.053 of the Florida Statutes. Pursuant to Chapter 161.57 of the Florida Statutes, the Survey shall delineate the location of the coastal construction control line on the Property.

     24.  Miscellaneous.
          -------------

     (a) This Agreement shall be construed and governed in accordance with the laws of the State of Florida. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof; and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

     (b) In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

     (c) In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and court costs at all trial and appellate levels. The provisions of this subparagraph shall survive the closing coextensively with other surviving provisions of this Agreement.

     (d) If any date upon which, or by which, action required under this Agreement is a Saturday, Sunday or legal holiday recognized by the Federal government, then the date for such action shall be extended to the first day that is after such date and is not a Saturday, Sunday or legal holiday recognized by the Federal government.

     (e) In construing this Agreement, the singular shall be held to include the plural, the plural shall include the singular, the use of any gender shall include every other and all genders, and captions and paragraph headings shall be disregarded.

     (f) Time shall be of the essence for each and every provision of this Agreement.

     (g) All of the exhibits attached to this Agreement are incorporated in, and made a part of, this Agreement.

     25.  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between the parties and there are no other agreements, representations or warranties other than as set forth herein. This Agreement may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

     26.  Assets of Riviera Management Corporation. Riviera Management
          ----------------------------------------
Corporation, an Illinois corporation ("Riviera") operates a gift shop/convenience store within one of the Buildings comprising the Property. Seller confirms that Riviera desires to sell to Purchaser, and Purchaser desires to purchase from Riviera, the following assets of Riviera: (a) that certain Beer and Wine Liquor License No. BEV-5307520, Series 2COP (the "Liquor License"), granted to Riviera by the Department of Business and Professional Regulation, Division of Alcoholic Beverages and Tobacco (the "Division"); and (b) the inventory of Riviera, if any, including all consumables, packaging materials, products, supplies, merchandise and other stock-in-trade inventory which, as of the date of Closing (as hereinafter defined), is located at the Property and/or used in connection with the shop (the "Inventory"). The following provisions shall govern the transfer of the Liquor License and Inventory from Riviera to
Purchaser:

     (a) The purchase price to be paid by Purchaser for the Inventory shall be an amount equal to the amount paid by Riviera for the Inventory at cost (the "Inventory Cost"), evidenced by paid invoices, paid receipts and/or other satisfactory evidence of payment. The Inventory Cost shall be determined by Purchaser and Riviera at a mutually convenient time on the day prior to the date of Closing, and shall be adjusted, to the extent feasible, for sales made on the date of Closing. The parties agree to cooperate with each other and to act in good faith in determining the Inventory Cost. The Inventory Cost shall be paid by Purchaser to Riviera at Closing by cashier's check, attorney's trust account check or wire transfer of funds.

     (b) Seller shall cause Riviera to transfer the Inventory to Purchaser at closing by bill of sale.

     (c) Seller shall cause Riviera to cooperate with Purchaser, at no cost to Riviera, in effecting the transfer of the Liquor License to Purchaser (or its designee), and shall join in any applications that are required for that purpose. Purchaser (or its designee) shall be solely responsible for and shall pay all fees required to be paid by the Division in connection with the transfer contemplated hereunder. There shall be no separate charge for the transfer of the Liquor License to Purchaser (or its designee). The Closing shall not be conditioned upon the transfer of the Liquor License; however, the terms hereof shall survive Closing until the Liquor License is transferred to Purchaser (or its designee) or such transfer is denied by the Division.

     (d) In the event that the Liquor License is not transferred by the Closing date, the Inventory shall exclude any beer and wine. In such event, the beer and wine shall be stored in a cool and secure location and transferred at the time the Liquor License is transferred to Purchaser, or removed from the Property by Riviera in the event the Division denies consent to the transfer. The provisions hereof shall survive Closing.

     EXECUTED as of the date first above written in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

Witnessed by:                       SELLER:

                                    THE VILLAS AT MONTEREY LIMITED PARTNERSHIP, a Florida limited partnership

                                    By: M & J Wilkow of Florida, Inc.,
                                        General Partner

                                        By:  /s/ Marc Wilkow
                                             ----------------------------------
                                             Marc Wilkow,
                                             President

     /s/ Jennifer L. Harshbarger
----------------------------------------
                                    Tax ID No. 36-4065854
                                               --------------------------------

     TANGO BAY OF ORLANDO, LC, a Florida limited liability company

                                    By: Arlington Annex Corporation, a
                                        Florida corporation, its Manager

                                        By: /s/ Marc Wilkow
                                            -------------------------------
                                            Marc Wilkow,
                                            President

_____________________________
                                    Tax ID No. _____________________________

                                    PURCHASER:

                                    MEGO FINANCIAL CORP., a New York
                                    corporation

                                    By:  /s/ Jerome J. Cohen
                                         -----------------------------------
                                         Jerome J. Cohen, President

       S/s Jon A. Joseph
------------------------

                                    Tax ID No. 13-5629885
                                               ----------

                                    RECEIPT
                                    -------

     The undersigned Escrow Agent hereby acknowledges receipt of a check, subject to clearance, in the amount of Ten Thousand and No/100 Dollars ($10,000.00) from Purchaser to be held as the Deposit pursuant to the foregoing Agreement.



                                    ESCROW AGENT

                                    BROAD and CASSEL


                                    By: /s/ James E. Statler, P.A.
                                        ----------------------------------

                                  EXHIBIT "A"
                                  -----------

                          LEGAL DESCRIPTION OF REALTY
                          ---------------------------

            [Precise legal to be determined pursuant to the survey
               to be delivered per Section 6 of this Agreement]

                                  Building H
                                  ----------

                                  Building I
                                  ----------

                                  Building K
                                  ----------

                                  Building J
                                  ----------

                                  Building D
                                  ----------

                             Buildings A, B and C
                             --------------------

                                  EXHIBIT "D"
                                  -----------

                              PERMITTED EXCEPTIONS
                              --------------------

1. Decree Incorporating Drainage District recorded May 27, 1970 in Official Records Book 1948, Page 639 of the Public Records of Orange County, Florida, and Notice of Lien recorded October 26, 1993 in Official Records Book 4640, Page 4288 of the Public Records of Orange County, Florida.

2. Notice of Restrictions on Real Estate recorded June 30, 1972 in Official Records Book 2244, Page 736 of the Public Records of Orange County, Florida, as partially terminated by Termination of Restrictions recorded August 14, 1985 in Official Records Book 3676, Page 1019 of the Public Records of Orange County, Florida.

3. Declaration of Covenants, Conditions and Restrictions for "Westwood Lakes Subdivision" recorded May 28, 1986 in Official Records Book 3790, Page 2732, as amended by Amendment to Declaration of Covenants, Conditions and Restrictions for "Westwood Lakes Subdivision" recorded in Official Records Book 3827, Page 1018, and Second Amendment recorded in Official Records Book 4115, Page 4648, all of the Public Records of Orange County, Florida.

4. Grant of Easement recorded September 10, 1986 in Official Records Book 3819, Page 0439 of the Public Records of Orange County, Florida.

5. The following matters set forth on the Plat of Orangewood Neighborhood-2 recorded in Plat Book 17, Page 81 of the Public Records of Orange County,
     Florida:

     (a) 10.00 foot Utility and Lake Maintenance Easement reserved along side parcel lines;

     (b)  10.00 foot Utility Easement reserved along rear parcel lines;

6. Distribution Easement in favor of Florida Power Corporation recorded June 26, 1987 in Official Records Book 3898, Page 3699 of the Public Records of Orange County, Florida.

7. Declaration of Restrictions and Protective Covenants for Tango Bay recorded April 9, 1996 in Official Records Book 5038, Page 3760 of the Public Records of Orange County, Florida

8. Perpetual Non-Exclusive Easement recorded April 9, 1996 in Official Records Book 5038, Page 3819 of the Public Records of Orange County, Florida

9. Non-Exclusive Easement recorded April 9, 1996 in Official Records Book 5038, Page 3833 of the Public Records of Orange County, Florida

10. Notice of Easement to Time Warner Entertainment-Advance/Newhouse Partnership, through its Florida Division d/b/a Time Warner Cable recorded June 10, 1999 in Official Records Book 5770, Page 2062 of the Public Records of Orange County, Florida.

                                  EXHIBIT "E"
                                  -----------

                               LIST OF CONTRACTS
                               -----------------


Assumed Contracts
-----------------

1. Lease dated March 29, 1996 by and between Seller and Preferred Equities Corporation, as amended by Amendment to Lease dated September 10, 1997.

2. Cable Television Installation and Service Agreement for Hotel dated _____________, 1998 with Time Warner Entertainment-Advance/Newhouse Partnership, Central Florida Division.

3.   Laundry Space Lease dated March 1, 1993 with Amerivend Corporation.

4.   Lease Agreement dated June 22, 2000 with Pitney Bowes Credit Corporation.

5. Property Management System Equipment Sales, Software License and Services Agreement dated July 10, 1997 with Multi-Systems Inc.

6.   Customer Service Agreement dated November 7, 2000 with US LEC of Florida,
     Inc.

7. Contract dated June 6, 1992 with John P. MacManus/Safeguard Services Southeast, Inc.

8. Dispenser Bailment Agreement dated February 16, 1999 with SYSCO Food Services of Central Florida.

9. Maintenance Service Agreement dated January 1, 2001 with Pavarini Business Communications, a division of Property Technologies, Ltd.

10.  Music Service Agreement dated November 11, 1997 with Muzak LLC.

11. Air conditioning/HVAC service agreement dated May 5, 2001 with Ferran Services & Contracting, Inc.

12.  Landscaping Contract with Central Landscape Management, Inc.

13. Residential Installation and Monitoring Agreement dated September 22, 1999 with Security Link/Ameritech.

14.  Advertising Contract with Cendant.

15. Wholesale Travel Agreements with Red Seal Tours, Americanada, T Pro Florida, New World Travel, North American Leisure Group (d/b/a Airtours Vacations, Inc. and The

     Holiday Network), First Choice, Thomson Holidays Limited, PGA Merchandise Show 2002, Cellular Telecommunications Industry Association and World of Vacations.

16. Wood Destroying Organism Treatment Agreement dated June 11, 1999 with Truly Nolen.

17.  The Ramada Franchise Agreement.

Terminated Contracts
--------------------

18.  Service/Lease Agreement with PageNet.

19.  Promotional Subscriber Agreement dated January 27, 2000 with Nextel.

20.  Display Advertising Contract dated October 14, 1999 with Job Finder.

21.  Equipment Agreement dated June 30, 1997 with Copytronics.

22.  Travelers Discount Guide Advertising Agreement dated June 6, 2001.

23. Master License Agreement dated as of November 25, 1997, with Pizza Hut, Inc., as amended by letter dated December 2, 1997.

30-Day Cancellation Contracts
-----------------------------

24.  Service Contract No. 52000067 dated April 3, 2000 with Dunbar Armored, Inc.

25. Pest Prevention Service Agreement dated May 18, 2001 with The Steritech Group, Inc.

26.  Equipment Rental and Service Agreement with Crystal Springs.

27.  Pool Maintenance Contract dated March 30, 1998 with Poolworks.

                            ASSIGNMENT OF CONTRACTS
                           AND ASSUMPTION AGREEMENT


     THIS ASSIGNMENT OF CONTRACTS AND ASSUMPTION AGREEMENT ("Assignment") is made and entered into as of the 15/th/ day of August, 2001, by and between THE VILLAS AT MONTEREY LIMITED PARTNERSHIP, a Florida limited partnership and TANGO BAY OF ORLANDO, LC, a Florida limited liability company (collectively, the "Assignor") and MEGO FINANCIAL CORP., a New York corporation ("Assignee").

                              W I T N E S S E T H:

     WHEREAS, Assignee is this day purchasing from Assignor and Assignor is conveying to Assignee or its designees the real property described on Exhibit
                                                                      -------
"A" attached hereto and by this reference made a part hereof, together with all
---
improvements and appurtenances thereto (the "Property"); and

     WHEREAS, as a part of such sale and purchase, Assignor has agreed to assign to Assignee, and Assignee has agreed to accept and assume those certain contracts listed on Exhibit "B", attached hereto and by this reference made a
                    -----------
part hereof (the "Contracts"); and

     WHEREAS, Assignor desires to assign to Assignee all of its right, title and interest in and to the Service Contracts, and Assignee desires to accept such assignment and to assume all of Assignor's obligations to Assignee under the Contracts.

     NOW, THEREFORE, in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Assignor hereby assigns, transfers, conveys and delegates to Assignee, and Assignee hereby accepts from Assignor, all of Assignor's right, title, interest, duties and obligations in, to and under the Contracts and all claims, rights, benefits and privileges, if any, that Assignor may have or to which Assignor may be entitled under or by virtue of the Contracts. It is the intention of the parties hereto that Assignee shall have and be vested with all of the same rights, benefits, risks and obligations conferred upon and undertaken by Assignor in the Contracts as though, and to the same extent as if, Assignee had been named as the original party in the Contracts rather than the Assignor.

     2. Assignee hereby assumes and agrees to perform and observe all agreements, covenants and obligations to be performed and observed by Assignor only under those Contracts designated as "Assumed Contracts" on Exhibit "B". Assignee hereby agrees to indemnify and hold Assignor harmless from any and all obligations, liabilities, claims and causes of action, arising under the Assumed Contracts and the transactions contemplated therein arising from and after the date hereof. Assignee has not assumed and does not assume any of those Contracts designated on Exhibit "B" as "30 Day Termination Contracts", all of which have been terminated by Assignor as of the date hereof, but which termination will not become effective until thirty (30) days hereafter. Assignee hereby agrees to indemnify and hold Assignor harmless from and against any regularly scheduled payments due under the 30 Day Termination Contracts which are payable within the 30 day period from and after the date hereof.

     3. Assignor hereby agrees to indemnify and hold Assignee harmless from any and all obligations, liabilities, claims and causes of action, arising under the Assumed Contracts and the transactions contemplated therein prior to the date hereof. Assignor hereby agrees to indemnify and hold Assignee harmless from any and all obligations, liabilities, claims and causes of action arising under to 30 Day Termination Contracts and the transactions contemplated therein, whether accruing or occurring prior to or after the date hereof, other than regularly scheduled payments thereunder which become payable within 30 days from and after the date hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Contracts as of the date first above written.

Signed, sealed and delivered            ASSIGNOR:
in the presence of:                     THE VILLAS AT MONTEREY LIMITED
                                        PARTNERSHIP, a Florida limited
                                        partnership
                                        By:  M & J WILKOW OF FLORIDA, INC., a
                                        Florida corporation, its General Partner


     /s/ Danyelle M. Guna               By: /s/ Marc R. WIlkow
--------------------------------------      ----------------------
Print Name: Danyelle M. Guna                R. WILKOW
            ----------------
                                            President
/s/  Jennifer L . Harshbarger
--------------------------------------
Print Name: Jennifer L. Harshbarter     {Corporate Seal
            -----------------------

                                        AND

                                        TANGO BAY OF ORLANDO, L.C., a Florida
                                        limited liability company
                                        By:   ARLINGTON ANNEX CORPORATION, an
                                        Illinois corporation, its Manager

/s/ Danyelle M. Guna                    By: /s/ Marc R. Wilkow
--------------------------------------     ----------------------
Print Name:  Danyelle M. Guna              MARC R. WILKOW
           ---------------------------     President

/s/ Jennifer L. Harshbarger
--------------------------------------
Print Name: Jennifer L. Harshbarter     Corporate Seal
           ---------------------------

                                        ASSIGNEE:
                                        MEGO FINANCIAL CORP., a New York
                                        corporation


____________________________________    By:________________________________
Print Name:_________________________    Print Name:________________________
                                        Title:_____________________________
____________________________________
Print Name:_________________________                     {Corporate Seal}

                                  EXHIBIT "A"

                               Legal Description
                               -----------------

That part of Parcel 13, ORANGEWOOD NEIGHBORHOOD 2, according to the plat thereof, as recorded in Plat Book 17, Pages 81 through 87, of the Public Records of Orange County, Florida, described as follows:

Commence at the Southwest corner of said Parcel 13; thence run N 00 (degrees)29'59" E along the West line of said Parcel 13 for a distance of 328.96 feet; thence run the following four (4) courses along the Northerly line of said Parcel 13: N 88 (degrees)44'43" E for a distance of 201.50 feet; thence run N 72(degrees)42'17" E for a distance of 236.31 feet to the POINT OF BEGINNING; thence continue N 72(degrees)42'17" E for a distance of 566.56 feet; thence run N 18(degrees)7'47" E for a distance of 738.22 feet to the Westerly right-of-way line of Villa De Costa Drive, as recorded in Official Records Book 5038, Page 3857, of said Public Records; thence run the following seventeen (17) courses along said Westerly right-of-way line: S 40(degrees)05'26" E for a distance of
96.77 feet; thence run S 49(degrees)54'33" W for a distance of 52.10 feet to the point of curvature of a curve concave Easterly having a radius of 69.50 feet; thence run Southerly along the arc of said curve through a central angle of 126(degrees)27'29" for a distance of 153.39 feet to a non-tangent line; thence run N 78(degrees)04'19" E for a distance of 17.79 feet; thence run S 11(degrees)55'41" E for a distance of 234.64 feet to the point of curvature of a curve concave Westerly having a radius of 151.33 feet; thence run Southerly along the arc of said curve through a central angle of 51(degrees)03'18" for a distance of 134.85 feet to a point of compound curvature of a curve concave Northwesterly having a radius of 88.30 feet; thence run Southwesterly along the arc of said curve through a central angle of 45(degrees)53'36" for a distance of
70.73 feet to the point of tangency; thence run S 85(degrees)01'14" W for a distance of 60.22 feet to the point of curvature of a curve concave Southeasterly having a radius of 237.64 feet; thence run Southwesterly along the arc of said curve through a central angle of 38(degrees)35'29" for a distance of
160.06 feet to a point of compound curvature of a curve concave Southeasterly having a radius of 203.93 feet; thence run Southwesterly along the arc of said curve through a central angle of 33(degrees)07'15" for a distance of 117.89 feet to the point of tangency; thence run S 13(degrees)18'30" W for a distance of
124.90 feet to the point of curvature of a curve concave Northwesterly having a radius of 170.57 feet; thence run Southwesterly along the arc of said curve through a central angle of 25(degrees)28'05" for a distance of 75.82 feet to a point of compound curvature of a curve concave Northwesterly having a radius of
83.01 feet; thence run Southwesterly along the arc of said curve through a central angle of 32(degrees)50'30" for a distance of 47.58 feet to the point of tangency; thence run S 71(degrees)37'05" W for a distance of 26.80 feet to the point of curvature of a curve concave Northwesterly having a radius of 386.54 feet; thence run Southwesterly along the arc of said curve through a central angle of 11(degrees)27'46" for a distance of 77.33 feet to the point of tangency; thence run S 83(degrees)04'51" W for a distance of 131.29 feet to the point of curvature of a curve concave Northerly having a radius of 20.00 feet; thence run Westerly along the arc of said curve through a central angle of 58(degrees)43'19" for a distance of 20.50 feet to a point of reverse curvature of a curve concave Southwesterly having a radius of 270.01 feet; thence run Northwesterly along the arc of said curve through a central angle of 19(degrees)10'48" for a distance of 90.39 feet to the point of tangency; thence run N 57(degrees)22'39" W for a distance of 88.16 feet to the point of curvature of a curve concave Southwesterly having a radius of 112.98 feet; thence run Northwesterly along the arc of said curve through a central angle of 21(degrees)39'29" for a distance of 42.71 feet to a radial line; thence run N 10(degrees)57'52" E along said radial line for a distance of 14.40 feet; thence run N 17(degrees)17'43" W for a distance of 26.78 feet to the POINT OF BEGINNING.

AND:
That part of Parcel 13, ORANGEWOOD NEIGHBORHOOD 2, according to the plat thereof, as recorded in Plat Book 17, Pages 81 through 87, of the Public Records of Orange County, Florida, described as follows:

Begin at the Northeast corner of said Parcel 13; thence run S 55(degrees)49'17" W along the Easterly line a said Parcel 13 for a distance of 52.86 feet; thence run S 19(degrees)30'50" W along said Easterly line for a distance of 96.73 feet; thence run S 05(degrees)12'49" E along said Easterly line for a distance of
184.17 feet; thence run S 20(degrees)45'59" W along said Easterly line for a distance of 129.97 feet; thence run N 79(degrees)01'17" W for a distance of
35.40 feet to the Easterly right-of-way line of Villa De Costa Drive as recorded in Official Records Book 5038, Page 3857, of said Public Records and a point on a non-tangent curve concave Westerly having a radius of 175.33 feet and a chord bearing of N 00(degrees)28'29" W; thence run Northerly along the arc of said curve through a central angle of 22(degrees)54'23" for a distance of 70.10 feet to the point of tangency; thence run N 11(degrees)55'41" W for a distance of
237.21 feet to the point of curvature of a curve concave Easterly having a radius of 15.00 feet; thence run Northeasterly along the arc of said curve through a central angle of 65(degrees)51'08" for a distance of 17.24 feet to a point of reverse curvature of a curve concave Northwesterly having a radius of
51.00 feet; thence run Northerly along the arc of said curve through a central angle of 47(degrees)24'58" for a distance of 42.21 feet a point of reverse curvature of a curve concave Southeasterly having a radius of 35.00 feet; thence run Northeasterly along the arc of said curve through a central angle of 48(degrees)07'13" for a distance of 29.40 feet to a point of compound curvature of a curve concave Southerly having a radius of 44.07 feet; thence run Northeasterly along the arc of said curve through a central angle of 36(degrees)24'18" for a distance of 28.00 feet to a point of reverse curvature of a curve concave Northerly having a radius of 150.00 feet; thence run Easterly along the arc of said curve through a central angle of 23(degrees)59'30" for a distance of 62.81 feet to a point of compound curvature of a curve concave Northwesterly having a radius of 160.60 feet; thence run Northeasterly along the arc of said curve through a central angle of 09(degrees)44'16" for a distance of
27.29 feet to the point of tangency; thence run N 57(degrees)18'15" E for a distance of 15.43 feet to the point of curvature of a curve concave Southerly having a radius of 35.00 feet; thence run Easterly along the arc of said curve through a central angle of 35(degrees)16'13" for a distance of 21.55 feet to a point on a non-tangent curve concave Southwesterly having a radius of 1387.40 feet and a chord bearing of S 39(degrees)24'28" E; thence run Southeasterly along the arc of said curve through a central angle of 00(degrees)14'16" for a distance of 5.76 feet to the POINT OF BEGINNING.

                                  EXHIBIT "B"
                                  -----------

                               List of Contracts
                               -----------------

Assumed Contracts
-----------------

1. Lease dated March 29, 1996 by and between Seller and Preferred Equities Corporation, as amended by Amendment to Lease dated September 10, 1997.

2. Cable Television Installation and Service Agreement for Hotel with Time Warner Entertainment-Advance/Newhouse Partnership, Central Florida Division.

3.  Laundry Space Lease dated March 1, 1993 with Amerivend Corporation.

4.  Lease Agreement dated June 22, 2000 with Pitney Bowes Credit Corporation.

5. Property Management System Equipment Sales, Software License and Services Agreement dated July 10, 1997 with Multi-Systems Inc.

6.  Customer Service Agreement dated November 7, 2000 with US LEC of Florida,
    Inc.

7. Contract dated June 6, 1992 with John P. MacManus/Safeguard Services Southeast, Inc.

8. Dispenser Bailment Agreement dated February 16, 1999 with SYSCO Food Services of Central Florida.

9. Maintenance Service Agreement dated January 1, 2001 with Pavarini Business Communications, a division of Property Technologies, Ltd.

10. Music Service Agreement dated November 11, 1997 with Muzak LLC.

11. Air conditioning/HVAC service agreement dated May 5, 2001 with Ferran Services & Contracting, Inc.

12. Landscaping Contract with Central Landscape Management, Inc.

13. Residential Installation and Monitoring Agreement dated September 22, 1999 with Security Link/Ameritech.

14. Advertising Contract with Cendant.

15. Wholesale Travel Agreements with Red Seal Tours, Americanada, T Pro Florida, New World Travel, North American Leisure Group (d/b/a Airtours Vacations, Inc. and The Holiday Network), First Choice, Thomson Holidays Limited, PGA Merchandise Show 2002, Cellular Telecommunications Industry Association and World of Vacations.

16. Wood Destroying Organism Treatment Agreement dated June 11, 1999 with Truly Nolen.

17. The Ramada Franchise Agreement.

30-Day Cancellation Contracts
-----------------------------

18. Service Contract No. 52000067 dated April 3, 2000 with Dunbar Armored, Inc.

19. Pest Prevention Service Agreement dated May 18, 2001 with The Steritech Group, Inc.

20. Equipment Rental and Service Agreement with Crystal Springs.

21. Pool Maintenance Contract dated March 30, 1998 with Poolworks.